Exhibit 99.2

INVESTOR CONTACT	MEDIA CONTACT:
Kirin Smith	Andrea Lashnits
Financial Dynamics	Quovadx, Inc.
212-850-5686	720-554-1246
ksmith@fd-us.com	andrea.lashnits@quovadx.com

QUOVADX FORMALIZES APPOINTMENT OF CURRENT ACTING CFO

Company Appoints Melvin L. Keating, 30-Year Veteran of Financial and Operating Roles, to
Permanent Position

ENGLEWOOD, CO, February 11, 2005 – Quovadx, Inc. (Nasdaq: QVDX), a global software and vertical solutions company, today announced that Harvey A. Wagner, president and CEO of Quovadx, has appointed Melvin L. Keating as executive vice president, chief financial officer and treasurer of the company. Keating, 58, had been serving as acting CFO for Quovadx since April 13, 2004. Prior to joining Quovadx, Keating was president and chief executive officer of Picasso Properties and a consultant to Warburg Pincus Equity Partners. He presently sits on the board of directors of Plymouth Rubber Co. Keating’s appointment was approved by the board of directors of Quovadx on February 10, 2005 and his role was made permanent effective immediately.

“Mel has already contributed a great deal to Quovadx in his short time as acting CFO, helping to guide the company through a challenging period and implementing process and procedural improvements in our finance and accounting areas,” said Harvey A. Wagner, president and chief executive officer for Quovadx. “Throughout his career, Mel has a track record of improving profitability, exercising fiscal discipline and aggressively pursuing operational efficiencies. I am confident that Mel will provide Quovadx with financial insight and leadership to help us reach our fiscal goals. He brings a focused financial perspective, valuable experience and a thorough understanding of what it takes to deliver shareholder value and financial success.”

Keating was appointed acting CFO on April 13, 2004 and has continued to serve as president of Picasso Properties and as a consultant for Warburg Pincus Equity Partners. Keating will now relinquish his role with Picasso Properties. He amiably ended his long relationship with Warburg Pincus in 2004 as well. Prior to his role with Picasso Properties and Warburg Pincus, he served as president and CEO of Sunbelt Management Company from 1997 to 1999. Keating also served on the board of directors of Price Legacy Corp., a REIT that he helped to create, until 2004. From 1986 to 1997, he was senior vice president of Finance and Administration of Olympia & York Companies, and related Reichmann family entities.

“I am honored to be selected to the position of CFO of Quovadx,” said Keating. “I am committed to continuing to contribute to the success of this company and to upholding the ethical, business and industry principals set-forth by the CEO, board of directors and leadership team of Quovadx.”

In his time with Quovadx, Keating has guided the finance and accounting team in completing a thorough review of past accounting practices, brought the company back in compliance with SEC requirements for the filing of its periodic reports, regained compliance with Nasdaq listing requirements, built the company’s cash balance substantially, and instituted a number of organizational and process changes to create consistent and standardized financial guidelines and guard against accounting irregularities.

Keating earned his B.A. degree in History of Art from Rutgers University and received both his M.S. degree in Accounting and his M.B.A degree in Finance from The Wharton School of Business at the University of Pennsylvania.

About Quovadx, Inc.

Quovadx, Inc. (Nasdaq: QVDX), a global software and services company based in Englewood, Colorado, has helped more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of three divisions, the Integration Solutions division, which offers vertically specific solutions to improve processes and leverage existing technology systems, the CareScience division, which provides care management services and analytical solutions to hospitals and health systems and is a pioneer in community-wide clinical data exchange and the Rogue Wave Software division, which provides reusable software components and services that facilitate application development,. Quovadx serves companies in healthcare, financial services, telecommunications and the public sector. Quovadx operates internationally with more than 450 employees. For more information, please visit http://www.quovadx.com.

QUOVADX is a trademark of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.